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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE


Contacts:         Perry Schwartz - CFO          Ken DiPaola or Joel Pomerantz
                  Baldwin Piano                 The Dilenschneider Group, Inc.
                  (513) 576-4518                (212) 922-0900


                 BALDWIN PIANO SHAREHOLDERS RE-ELECT DIRECTORS;
                         APPROVE 1998 OMNIBUS STOCK PLAN


     CINCINNATI, OH, May 18, 1998 -- At the Baldwin Piano and Organ Company (NASDAQ:BPAO) annual meeting held here today, shareholders re-elected management's six-person slate of directors for a one-year term. In addition, shareholders approved the 1998 Omnibus Stock Plan, which authorizes issuance of up to 200,000 shares of Baldwin common stock.

     Karen L. Hendricks, chairman, president and chief executive officer of Baldwin said, "We are fortunate to have a very talented board of directors whose experience and knowledge guides our company. The 1998 Omnibus Stock Plan also approved by Baldwin's shareholders, gives us the tool needed to provide management incentives that will more closely align the interests of management with those of our stockholders."

     The re-elected directors are: Karen L. Hendricks, chairman, chief executive officer and president of Baldwin; George E. Castrucci, former interim chairman of Baldwin, and retired chairman and chief executive officer of Great American Broadcasting Company; William B. Connell, lead director of Baldwin and chairman

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of EDB Holdings, Inc.; John H. Gutfreund, president of Gutfreund and Company;
Joseph H. Head, Jr., chairman and former chief executive officer of Atkins and Pierce, Inc.; and Roger L. Howe, former chairman of U.S. Precision Lens, Inc. Under the company's corporate charter all directors stand for re-election annually.

     Baldwin Piano & Organ Company has marketed keyboard musical products for 136 years and has been providing consumer financing for the keyboard industry for nearly a century. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.


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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.